Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of June 26, 2024, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock, par value $0.0001 per share, of Tectonic Therapeutic, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 99.3 is filed on behalf of each of the undersigned.

/s/ Timothy A. Springer
Timothy A Springer

TAS Partners LLC

By:	/s/ Timothy A. Springer
Name:	Timothy A. Springer
Title:	Manager